Exhibit 24

POWER OF ATTORNEY

WHEREAS, Northern States Power Company, a Wisconsin corporation (the “Company”), is about to file with the Securities and Exchange Commission, under the provisions of the Securities Act of 1933, as amended, a registration statement for the issuance and sale from time to time, in one or more series, and in any combination, of up to $250 million first mortgage bonds, senior notes or debentures; and

WHEREAS, each of the undersigned holds the office or offices in the Company herein below set opposite his/her name, respectively.

NOW, THEREFORE, each of the undersigned hereby constitutes and appoints Michael C. Connelly, Benjamin G.S. Fowke III, and George E. Tyson II, and each of them individually, his/her attorney, with full power to act for him/her and in his/her name, place and stead, to sign his/her name in the capacity or capacities set forth below to one or more registration statements on Form S-3 (or such other appropriate form) relating to the issuance and sale from time to time of up to $250 million first mortgage bonds, senior notes or debentures and to any and all amendments and supplements (including post-effective amendments) to such registration statements, and hereby ratifies and confirms all that said attorney may or shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands this 28th day of November, 2007.

/s/ RICHARD C. KELLY	/s/ MICHAEL L. SWENSON
Richard C. Kelly	Michael L. Swenson
Chairman and Director	President, Chief Executive Officer and
Director
(Principal Executive Officer)

/s/ BENJAMIN G.S. FOWKE III	/s/ PAUL J. BONAVIA
Benjamin G.S. Fowke III	Paul J. Bonavia
Vice President, Chief Financial Officer and	Vice President and Director
Director
(Principal Financial Officer)